PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-43142
(To Prospectus dated April 15, 2010)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Wireless HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Wireless HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
CenturyLink, Inc.	CTL	2.1084	NYSE
Crown Castle International Corp.	CCI	4.0000	NYSE
Frontier Communications Corporation(2)	FTR	4.0460	NYSE
LM Ericsson Telephone Company *	ERIC	14.8000	NASDAQ GS
Motorola, Inc.	MOT	41.0000	NYSE
Nokia Corp. *	NOK	23.0000	NYSE
QUALCOMM Incorporated	QCOM	26.0000	NASDAQ GS
Research In Motion Limited	RIMM	12.0000	NASDAQ GS
RF Micro Devices, Inc.	RFMD	4.0000	NASDAQ GS
SK Telecom Co., Ltd. *	SKM	17.0000	NYSE
Sprint Nextel Corporation	S	30.7800	NYSE
United States Cellular Corporation	USM	1.0000	NYSE
Verizon Communications Inc.(2)	VZ	17.0000	NYSE
Vivo Participações S.A.	VIV	0.7500	NYSE
Vodafone Group Public Limited Company *	VOD	18.3750	NASDAQ GS
Windstream Corporation	WIN	1.1063	NASDAQ GS

*  The securities of these non-U.S. companies trade in the United States as American depositary receipts.

(1)  Effective June 21, 2010 (the “delisting date”), Deutsche Telekom AG, an underlying constituent of the Wireless HOLDRS Trust (the “Trust”), was delisted from trading on NYSE.  Pursuant to the prospectus for the Trust, if Deutsche Telekom AG is not listed for trading on another national securities exchange within five business days from the delisting date, it shall be distributed by The Bank of New York Mellon.  The rate of distribution is 0.1848409 Deutsche Telekom AG shares per Wireless HOLDRS.  The record date and pay date for the distribution shall be July 1, 2010 and July 7, 2010, respectively.

(2)  As a result of the spin-off of Frontier Communications Corporation from Verizon Communications Inc., a component of the Wireless HOLDRS Trust, Frontier Communications Corporation will be added as an underlying security of the Wireless HOLDRS Trust effective July 8, 2010. Shareholders of Verizon Communications Inc. will receive 0.238 shares of Frontier Communications Corporation.  The Bank of New York Mellon will receive 4.046 shares of Frontier Communications Corporation for the 17 shares of Verizon Communications Inc. per 100 share round-lot of Wireless HOLDRS.  Effective July 8, 2010, 4.046 shares of Frontier Communications Corporation will be required for creations/cancellations per 100 share round-lot of Wireless HOLDRS.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 29, 2010.